SUPPLEMENT AND AMENDMENT NO. 2 TO DEPOSIT AGREEMENT

SUPPLEMENT AND AMENDMENT NO. 2 TO DEPOSIT AGREEMENT, dated as of March   , 2011 (this "Agreement"), to the Deposit Agreement dated as of August 31, 2001, as previously amended as of May 13, 2005, October 16, 2007 and August  , 2009 (as so amended, the “Deposit Agreement”)  among TECHNIP, incorporated under the laws of the French Republic (the "Company"), Deutsche Bank Trust Company Americas, an indirect wholly owned subsidiary of Deutsche Bank AG, in its capacity as the successor depositary (the "Depositary"), and all holders from time to time of American Depositary Receipts issued thereunder.

W I T N E S S E T H:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, pursuant to paragraph (16) of the form of ADR set forth in Exhibit A to the Deposit Agreement, the Company and the Depositary desire to amend the terms of the Deposit Agreement and ADRs.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Definitions Generally.  Unless otherwise defined in this Agreement, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT AND FORM OF ADR

Section 2.01  Section 1(c) of the Deposit Agreement is amended by replacing "one" with "one-fourth of one".

Section 2.02  All references in the form of ADR to the number of Shares represented by each ADS are amended to reflect that each ADS represents one-fourth of one Share.

Section 2.03  Paragraph 6 (Disclosure of Interest) of the form of ADR is amended to read as follows:

(6) Disclosure of Interests.    To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations.

French law provides that any individual or entity (including a holder of ADSs), acting alone or in concert with others, that acquires, directly or indirectly, more than one-twentieth, one-tenth, three-twentieths, one-fifth, one-fourth, three-tenths, one-third, one-half, two-thirds, eighteen-twentieths or nineteen-twentieths of the share capital or the voting rights of the listed Company, or whose holdings fall below any such level, must notify the Company and the Autorité des Marchés Financiers, the administrative entity responsible for overseeing the French securities markets, within four trading days of exceeding or falling below such level, of the number of equity securities it holds, individually or in concert with others, and the voting rights attached thereto and the number of securities giving access directly or indirectly to Shares and/or voting rights.  In the case of a violation of the notification requirements provided for under French law, the undeclared share capital interest in excess of the required notification level will be deprived of voting rights until the end of a two-year period following the date on which the owner thereof has complied with such notification requirements.  In addition, any shareholder who fails to comply with the above requirements may have all or part of its voting rights suspended for up to five years by the commercial court at the request of the Company’s chairman, any shareholder or the Autorité des Marchés Financiers.

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In addition, the Company’s statuts provide that every shareholder (including a holder of ADSs) who, directly or indirectly, acting alone or in concert with others, acquires or ceases to hold ownership or control of equity securities representing 1%, or any multiple of 1% of the Company’s share capital or voting rights less than or equal to 33%, shall be required to notify the Company of such fact by registered letter with return receipt requested within 5 trading days of such acquisition or disposition.  Failure to comply with such notification provisions will result in the suspension of the voting rights attached to the equity securities exceeding such 1% threshold held by such shareholder until the end of a two-year period following the date on which such shareholder has complied with such notification requirements upon the request, recorded in the minutes of the general shareholders' meeting, of  one or more shareholders holding equity securities representing at least 1% of the Company’s share capital or voting rights.

Under French law, any person or persons, acting alone or in concert with others, who acquire more than 10%, 15%, 20%, or 25% of the share capital or voting rights of a listed company, must disclose their future intentions within five trading days following the crossing of such threshold to the Company and the Autorité des Marchés Financiers and state whether or not they intend, within the 6-month period following the acquisition, to increase their shareholdings, to acquire the control of the company, to request one or more seats on the board of directors of the company and whether they are acting in concert with others. The Autorité des Marchés Financiers makes the notice public. Upon any change of intention within the above-mentioned 6-month period, the acquirer must file a new disclosure report.  The sanctions regarding failure to comply with these rules are identical to those regarding threshold crossings described above.

The Depositary agrees to use reasonable efforts to comply with written instructions received from the Company requesting that the Depositary forward any such requests to Holders and to forward to the Company any responses to such requests received by the Depositary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01  Representations and Warranties of the Company.  Representations and Warranties.  The Company represents and warrants to, and agrees with, the Depositary and the Holders, that:

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(a)  This Agreement, when executed and delivered by the Company, and the Deposit Agreement, as amended and supplemented by this Agreement, and the Registration Statement on Form F-6Pos as executed and delivered by the Company in connection herewith, will be, and the Deposit Agreement previously entered into has been, respectively, duly and validly authorized, executed and delivered by the Company, and each constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

(b)  In order to ensure the legality, validity, enforceability or admissibility into evidence of this Agreement or the Deposit Agreement as amended hereby, and any other document furnished hereunder or thereunder in the Republic of France, neither of such agreements need to be filed or recorded with any court or other authority in the Republic of France, nor does any stamp or similar tax need to be paid in the Republic of France on or in respect of such agreements; and

(c)  All of the information provided to the Depositary by the Company in this Amendment is true, accurate and correct in all material respects.

Section 3.02  Representations and Warranties of the Depositary.  The Depositary represents and warrants to the Company that:

(a)  This Agreement, when executed and delivered by Depositary, and the Deposit Agreement, as amended and supplemented by this Agreement, and the Registration Statement on Form F-6Pos as executed and delivered by the Depositary in connection herewith, will be duly and validly authorized, executed and delivered by the Depositary, and each constitutes the legal, valid and binding obligation of the Depositary, enforceable against the Depositary in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

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(b)  All of the information provided to the Company by the Depositary in this Amendment is true, accurate and correct in all material respects.

ARTICLE IV

MISCELLANEOUS

Section 4.01  Effective Date.  This Agreement is dated as of the date set forth above and shall be effective as of the close of business (NY time) on March 18, 2011.

Section 4.02  Outstanding ADRs.  ADRs issued prior or subsequent to the date hereof, which do not reflect the changes to the form of ADR effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement.  The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

Section 4.03  Indemnification.  The parties hereto shall be entitled to the benefits of the indemnification provisions of Section 16 of the Deposit Agreement in connection with any and all liability it or they may incur as a result of the terms of this Agreement and the transactions contemplated herein.

Section 4.04  Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

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Section 4.05  Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company and the Depositary have caused this Agreement to be executed by representatives hereunto duly authorized as of the date set forth above.

TECHNIP S.A.
By:__________________________________ Name: Title:
DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Depositary
By:__________________________________ Name: Title:
By:__________________________________ Name: Title:

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EXHIBIT A TO
SUPPLEMENT AND AMENDMENT NO. 2 TO DEPOSIT AGREEMENT

[FORM OF FACE OF ADR]

___ Number	No. of ADSs: Each ADS represents One-fourth of one Share CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

SHARES OF COMMON STOCK

of

TECHNIP

(A Société Anonyme organized under the laws of France)

DEUTSCHE BANK TRUST COMPANY AMERICAS,  an indirect wholly owned subsidiary of Deutsche Bank A.G., acting in its capacity as depositary hereunder (the "Depositary"), hereby certifies that ____________ is the registered owner (a "Holder") of   American Depositary Shares ("ADSs"), each (subject to paragraph (13)) representing one-fourth of one share of common stock (including the rights to receive Shares described in paragraph (1) and any successor securities resulting from a change in the nominal value, split-up or consolidation or any other reclassification, exchange or conversion of such ordinary shares, "Shares" and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Shares, the "Deposited Securities"), of TECHNIP, a société anonyme organized under the laws of France (the "Company"), deposited under the Deposit Agreement dated as of August 31, 2001 (as  amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR becomes a party thereto.  The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York.

(1)  Issuance of ADRs.  This ADR is one of the ADRs issued under the Deposit Agreement.  Subject to the Deposit Agreement and paragraphs (4) and (7), the Depositary may so issue ADRs for delivery at the Transfer Office (defined in paragraph (3)) only against deposit with the Custodian of:  (a) Shares in form satisfactory to the Custodian; (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions; or, (c) unless requested in writing by the Company to cease doing so at least two business days in advance of the proposed deposit, other rights to receive Shares (until such Shares are actually deposited pursuant to (a) or (b) above, "Pre-released ADRs") only if (i) Pre-released ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities held by the Depositary for the benefit of Holders (but such collateral shall not constitute "Deposited Securities"), (ii) each recipient of Pre-released ADRs agrees in writing with the Depositary that such recipient (a) owns such Shares, (b) assigns all beneficial right, title and interest therein to the Depositary in its capacity as such, (c) holds such Shares for the account of the Depositary, (d) will deliver such Shares to the Custodian as soon as practicable and promptly upon demand therefor and (e) will not take any action with respect to the Pre-released ADS and Shares that is inconsistent with the transfer of the Depositary's beneficial ownership thereof and (iii) all Pre-released ADRs evidence not more than 20% of all ADSs (excluding those evidenced by Pre-released ADRs), provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate and in the best interest of the ADR program.  The Depositary may retain for its own account any earnings on collateral for Pre-released ADRs and its charges for issuance thereof.  At the request, risk and expense of the person depositing Shares, the Depositary may accept deposits for forwarding to the Custodian and may deliver ADRs at a place other than its office.  Every person depositing Shares under the Deposit Agreement represents and warrants that such Shares are validly issued and outstanding, fully paid and nonassessable, the pre-emptive rights with respect to such Shares were validly waived or exercised at the time of their initial issuance and sale by the Company, that the person making such deposit is duly authorized so to do and that such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 unless at the time of deposit they may be freely transferred in accordance with Rule 144(k) and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933.  Such representations and warranties shall survive the deposit of Shares and issuance of ADRs.  The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company's compliance with such Act.

(2)  Withdrawal of Deposited Securities.  Subject to paragraphs (4) and (5), upon surrender of (i) a certificated ADR in form satisfactory to the Depositary at the Transfer Office or (ii) proper instructions and documentation in the case of a Direct Registration ADR, the Holder hereof is entitled to the transfer to an account in the name designated in the Withdrawal Order maintained by the Company in the case of Shares in registered form, or transfer to an account of an accredited financial institution on behalf of such Holder in the case of Shares in bearer form, of such whole number of Shares or Ex-Dividend Shares, as the case may be, at the time represented by the ADSs evidenced by this ADR and the Depositary shall cause such transfer to be effected without unreasonable delay.  At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder.  Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

(3)  Transfers of ADRs.  The Depositary or its agent will keep, at a designated transfer office in the Borough of Manhattan, The City of New York (the "Transfer Office"), (a) a register (the "ADR Register") for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. The term ADR Register includes the Direct Registration System.   Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon  delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary and the Company, notwithstanding any notice to the contrary, may treat the person or persons in whose name or names this ADR is registered on the ADR Register (the "Holder") as the absolute owner hereof for all purposes.  Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the same number of ADSs evidenced by this ADR, by the Holder hereof or by such Holder's duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed (in the case of ADRs in certificated form) or upon  delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it (after making reasonable efforts to consult with the Company if practicable in the case of any closure outside of the ordinary course of business) or requested by the Company.  At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

(4)  Certain Limitations.  Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require:  (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of this ADR; (b) the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and the terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.  The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary or the Company.

(5)  Taxes.  If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary.  The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made.  The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares.  In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required under applicable law to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required under applicable law to be withheld and owing to such authority or agency by the Depositary or the Custodian.  If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto. The Depositary will forward to the Company or its agent such information as the Company may reasonably request to enable the Company or its agent to file necessary reports with governmental agencies.  The Depositary will use reasonable efforts to assist eligible U.S. resident Holders in following the procedures established by the French Treasury for such Holders to recover the excess 10% French withholding tax initially withheld and deducted in respect of dividends distributed to them by the Company as well as to recover any tax credit payment to be made in accordance with procedures established by the French Treasury.  In addition, the Depositary will use reasonable efforts to follow any procedures that may be established by the French Treasury for eligible U.S. resident Holders to be subject to a reduced withholding tax rate of 15%, if available, at the time dividends are paid.  In connection therewith, the Depositary shall take reasonable steps to provide eligible U.S. resident Holders upon request with such forms as may be prescribed by the French Treasury and to take such other reasonable steps upon request and payment of any applicable fees and expenses of the Depositary as may be required to file such forms with the appropriate French tax authorities.

(6) Disclosure of Interests.    To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations.

French law provides that any individual or entity (including a holder of ADSs), acting alone or in concert with others, that acquires, directly or indirectly, more than one-twentieth, one-tenth, three-twentieths, one-fifth, one-fourth, three-tenths, one-third, one-half, two-thirds, eighteen-twentieths or nineteen-twentieths of the share capital or the voting rights of the listed Company, or whose holdings fall below any such level, must notify the Company and the Autorité des Marchés Financiers, the administrative entity responsible for overseeing the French securities markets, within four trading days of exceeding or falling below such level, of the number of equity securities it holds, individually or in concert with others, and the voting rights attached thereto and the number of securities giving access directly or indirectly to Shares and/or voting rights.  In the case of a violation of the notification requirements provided for under French law, the undeclared share capital interest in excess of the required notification level will be deprived of voting rights until the end of a two-year period following the date on which the owner thereof has complied with such notification requirements.  In addition, any shareholder who fails to comply with the above requirements may have all or part of its voting rights suspended for up to five years by the commercial court at the request of the Company’s chairman, any shareholder or the Autorité des Marchés Financiers.

In addition, the Company’s statuts provide that every shareholder (including a holder of ADSs) who, directly or indirectly, acting alone or in concert with others, acquires or ceases to hold ownership or control of equity securities representing 1%, or any multiple of 1% of the Company’s share capital or voting rights less than or equal to 33%, shall be required to notify the Company of such fact by registered letter with return receipt requested within 5 trading days of such acquisition or disposition.  Failure to comply with such notification provisions will result in the suspension of the voting rights attached to the equity securities exceeding such 1% threshold held by such shareholder until the end of a two-year period following the date on which such shareholder has complied with such notification requirements upon the request, recorded in the minutes of the general shareholders' meeting, of  one or more shareholders holding equity securities representing at least 1% of the Company’s share capital or voting rights.

Under French law, any person or persons, acting alone or in concert with others, who acquire more than 10%, 15%, 20%, or 25% of the share capital or voting rights of a listed company, must disclose their future intentions within five trading days following the crossing of such threshold to the Company and the Autorité des Marchés Financiers and state whether or not they intend, within the 6-month period following the acquisition, to increase their shareholdings, to acquire the control of the company, to request one or more seats on the board of directors of the company and whether they are acting in concert with others. The Autorité des Marchés Financiers makes the notice public. Upon any change of intention within the above-mentioned 6-month period, the acquirer must file a new disclosure report.  The sanctions regarding failure to comply with these rules are identical to those regarding threshold crossings described above.

The Depositary agrees to use reasonable efforts to comply with written instructions received from the Company requesting that the Depositary forward any such requests to Holders and to forward to the Company any responses to such requests received by the Depositary.

(7)  Charges of Depositary.  The Depositary may charge each person to whom ADRs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), and each person surrendering ADRs for withdrawal of Deposited Securities (including, without limitation, on the termination of the Deposit Agreement), U.S. $5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs delivered or surrendered.  The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge.  The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement) and (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (including, without limitation, expenses incurred on behalf of Holders in connection with compliance with any foreign exchange control restrictions) (which are paid out of such foreign currency). These charges may be changed in the manner indicated in paragraph (16).

(8)  Available Information.  The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office.  The Depositary will promptly mail copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company publishes information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Exchange Act on its Internet Web site (www.technip.com) or through an electronic information delivery system generally available to the public in its primary trading market.

(9)  Execution.  This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:	DEUTSCHE BANK TRUST COMPANY AMERICAS, as Depositary

By:
Vice President

The address of the Principal Office of the Depositary is 60 Wall Street, New York, New York 10005, U.S.A.

[FORM OF REVERSE OF ADR]

(10)  Distributions on Deposited Securities.  Subject to paragraphs (4) and (5), to the extent practicable, the Depositary will distribute as promptly as practicable by mail, to the extent distribution by mail is practicable, to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder's ADRs:  (a) Cash.  Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) ("Cash"), on an averaged or other reasonably practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. Neither Holders nor the Depositary will be entitled to receive increased dividend rights (dividende majoré) by virtue of their holdings of ADSs or otherwise unless the Depositary has been advised in writing by the Company that Holders are eligible to benefit from such rights as a matter of French law and the Company and the Depositary shall have devised a mechanism for the allocation of such rights.  (b) Shares.  (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. (c) Rights.  (i) Warrants or other instruments in the discretion of the Depositary, after consultation with the Company if practicable, representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).  (d) Other Distributions.  (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights  ("Other Distributions"), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash.  Such U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents (any fractional cents being withheld without liability for interest and added to future Cash distributions).

To the extent that the Depositary determines in its discretion that any distribution pursuant to this paragraph (10) is not practicable with respect to any Holder, the Depositary may make such distribution as it so deems practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as Deposited Securities with respect to such Holder's ADRs (without liability for interest thereon or the investment thereof).

(11)  Record Dates.  The Depositary may, after consultation with the Company if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled.

(12)  Voting of Deposited Securities. As soon as practicable after receipt from the Company of notice of any meeting sent by the Company and received by the Depositary at least thirty five (35) days prior to the date of the proposed meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall distribute to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will, subject to any applicable provisions of French law, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy (such as a “procuration sans indication de mandataire” as provided for in Article L.225-106 of the French Commercial Code).  Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities, any applicable provisions of French law and the statuts of the Company to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs in accordance with such instructions.  The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner.

According to French law, voting rights may not be exercised in respect of fractional shares.

Under French law, shareholders at ordinary and extraordinary shareholders' meetings may, subject to certain conditions, modify the resolutions presented by the Board of Directors to the shareholders for their approval.  In such case, Holders who have given a discretionary proxy (“procuration sans indication de mandataire” as provided for in Article L.225-106 of the French Commercial Code)  to vote on such resolutions shall be deemed to have given instructions to vote against the revised resolutions; provided, however, that in the event such revised resolutions have been approved by the Board of Directors of the Company, Holders who have provided a discretionary proxy shall be deemed to have given instructions to vote in favor of such revised resolutions approved by the Board of Directors.

The Depositary and the Company may revise the voting procedures set forth in this paragraph (12) as they deem necessary or advisable in order to comply with applicable law, the statuts of the Company or market practice.    Notice of such revised procedures shall be provided in any distribution to Holders provided for above and shall not be considered an amendment to the Deposit Agreement or the ADR.

Subject to paragraph (14), the Depositary and the Company and their respective directors, employees, agents and controlling persons (as defined in the Securities Act of 1933) assume no obligation nor shall they be subject to any liability under the Deposit Agreement or this ADR to any Holder or any other person with respect to whether a Holder or such other person is entitled to provide voting instructions or otherwise in respect of voting.

(13)  Changes Affecting Deposited Securities.  Subject to paragraphs (4) and (5), the Depositary may, in its discretion, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

(14)  Exoneration.  The Depositary, the Company, their agents and each of them shall: (a) incur no liability (i) if law, regulation, any provision (present or future) of the statuts of the Company, the provisions of or governing any Deposited Securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or this ADR provides shall be done or performed by it, or (ii) by reason of any exercise, delay or failure to exercise any discretion given it in the Deposit Agreement or this ADR; (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or bad faith; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; (d) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (e) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information.  The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties.  The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote.  The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs.  The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company against losses incurred by the Company to the extent such losses are due to the negligence or bad faith of the Depositary. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

(15)  Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, or be removed as Depositary by the Company by written notice of such removal delivered to the Depositary.  The Depositary may appoint substitute or additional Custodians and the term "Custodian" refers to each Custodian or all Custodians as the context requires.

(16)  Amendment.  Subject to the last sentence of paragraph (2), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary without the consent of the Holders, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders.  Every Holder of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders.   Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed rules.  Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

(17)  Termination.  Upon the resignation or removal of the Depositary pursuant to the Deposit Agreement, the Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination.  After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn.  As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered.  After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash and for its obligations to the Company under Section 16 of the Deposit Agreement.  After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

Exhibit A to

Supplement and Amendment to Deposit Agreement

[Amended and Restated Form of ADR]